Exhibit 99

DATE: October 25, 2005

CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION (HFWA)

OF OLYMPIA, WASHINGTON

ANNOUNCES THIRD QUARTER 2005 EARNINGS

All share and per share amounts included within this release have been restated to reflect the 5% stock dividend declared September 15, 2005 and distributed on October 14, 2005.

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share increased 10.9% to $0.429 for the 3rd Quarter of 2005 vs. $0.387 for the 3rd Quarter of 2004

•	Efficiency Ratio improved to 59.04% vs. last year’s 3rd Quarter ratio of 60.15%

•	Return on Average Assets for the 3rd Quarter of 2005 increased to 1.52% vs. 1.45% for the 3rd Quarter of 2004

•	Actual Net Income for the 3rd Quarter of 2005 increased 11.5% to $2,723,000 from $2,443,000 for the 3rd Quarter of 2004

•	The Company declared a 5% Stock Dividend—the first stock dividend declared by the Company in its history as a public company

NINE Month Highlights

•	Earnings Per Diluted Share increased 13.8% to $1.225 for the first nine months of 2005 vs. $1.076 for the same period in 2004

•	Return on Average Equity for the first nine months of 2005 increased to 16.15% vs. 15.32% for the first nine months of 2004

•	Actual Net Income for the first nine months of 2005 increased 12.0% to $7,784,000 from $6,952,000 for the first nine months of 2004

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and CEO of Heritage Financial Corporation (“Company”) today reported net income for the third quarter ended September 30, 2005 improved to $0.429 per diluted share compared with $0.387 per diluted share for the quarter ended September 30, 2004, an increase of 10.9%. Actual earnings for the third quarter ended September 30,

2005 were $2,723,000 compared to $2,443,000 for the third quarter in 2004, an increase of 11.5%.

Net income for the nine months ended September 30, 2005 was $7,784,000 or $1.225 per diluted share compared with $6,952,000 or $1.076 per diluted share for the same period in 2004. This represents an increase in diluted earnings per share of 13.8% and 12.0% in net income.

During the quarter ended September 30, 2005, we repurchased 30,043 shares at an average price of $21.06. The Company began its current 5% (approximately 309,750 shares) repurchase program on August 2, 2004, which is authorized to extend over a period of eighteen months. Through September 30, 2005, the Company purchased 86,962 shares under the current program at an average price of $20.77. The Company will continue to repurchase shares on an opportunistic basis as long as equity ratios remain strong and the purchases are accretive to earnings per share. As of September 30, 2005, we have repurchased a total of 5,934,928 shares, or 52.1% of the total outstanding shares at March 1999, at an average price of $12.15 per share.

For the quarter ended September 30, 2005, return on average equity improved to 16.60% from 16.53% for the quarter ended September 30, 2004. The Company’s capital position remains strong at 8.83% of total assets as of September 30, 2005, up from 8.67% at September 30, 2004. Average equity for the quarter ended September 30, 2005 increased to $65.6 million from $59.1 million for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, the Company’s return on average equity increased to 16.15% from 15.32% for the nine months ended September 30, 2004.

Total assets increased $50.2 million or 7.4% to $730.9 million at September 30, 2005 from $680.7 million at September 30, 2004. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $54.9 million or 9.6%, to $625.7 million at September 30, 2005 from $570.8 million at September 30, 2004. Since December 31, 2004 net loans have increased $34.6 million or 5.9%. Deposits increased $51.7 million, or 8.8%, to $640.2 million at September 30, 2005 from $588.5 million at September 30, 2004. Since December 31, 2004 deposits have increased $52.9 million or 9.0%. Borrowings decreased $9.8 million, or 33.4%, to $19.5 million at September 30, 2005 from $29.3 million at September 30, 2004. Since December 31, 2004 borrowings have decreased $21.4 million or 52.3%.

Mr. Rhodes stated, “This has been another quarter of solid performance for Heritage with double digit growth in earnings per share and a return on equity in excess of 16% for both the quarter and year-to-date.” Mr. Rhodes also noted, “As we announced in a press release dated September 15, 2005, Heritage Financial Corporation rewarded its shareholders this past quarter by declaring a 5% stock dividend payable to shareholders of record on September 30, 2005. This was a first for us as a public company and reflects not only our continually improving performance over the last several years, but also our confidence in the future of our company and our commitment to increasing shareholder value.”

Net interest income before provision for loan loss was $8,555,000 for the quarter ended September 30, 2005 compared to $8,015,000 for the quarter ended September 30, 2004, an increase of 6.7%. For the nine months ended September 30, 2005, net interest income before provision for loan loss was $25,261,000 compared to $23,512,000 for the nine months ended September 30, 2004, an increase of 7.4%.

The net interest margin (net interest income divided by average earning assets) was 5.11% for the quarter ended September 30, 2005 compared to 5.10% for the quarter ended September 30, 2004. The Company’s strong margin continues to reflect our ability to manage our cost of funds. We anticipate that maintaining a margin in excess of 5.00% will remain a challenge if the yield curve continues to flatten or remains relatively flat, thereby reducing the spread differential between short and long-term interest rates.

Asset quality remains strong. Nonperforming assets at September 30, 2005 were $864,000, or 0.12% of total assets, an increase of $531,000 from $333,000, or 0.05% of total assets, at September 30, 2004 and an increase of $545,000 from $319,000, or 0.05% of total assets, at December 31, 2004. The Company’s nonperforming assets to total assets ratio of 0.12% at September 30, 2005 is 17 basis points lower than the June 30, 2005 average ratio of 0.29% for West Coast publicly traded commercial banks as reported by D.A. Davidson and Company.

The loan loss provision in the third quarter of 2005 of $210,000 was up $60,000 from $150,000 in the third quarter of last year. The increased provision is due to loan growth. The Company had net charge-offs in the third quarter of 2005 of $11,000 versus net charge offs of $22,000 in the third quarter of 2004.

Noninterest income was $1,719,000 for the quarter ended September 30, 2005 compared to $1,531,000 for the quarter ended September 30, 2004, an increase of 12.3%. For the nine months ended September 30, 2005, noninterest income was $4,825,000 compared to $4,797,000 for the same period in 2004, an increase of 0.6%.

Brian Vance, President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank, noted, “We are especially pleased that once again our net interest margin remains above 5%, particularly considering the difficult interest rate environment in which we have been. We continue to emphasize acquiring the total customer relationship, which includes a focus on low cost transaction accounts. These relationships are a major contributor to our margin by helping to keep our cost of funds low.”

Noninterest expense was $6,066,000 for the quarter ended September 30, 2005 compared to $5,742,000 for the quarter ended September 30, 2004, an increase of $324,000, or 5.6%. For the nine months ended September 30, 2005, noninterest expense was $17,992,000 compared to $17,409,000 for the same period in 2004, an increase of 3.3%. The Company’s efficiency ratio declined to 59.04% for the quarter ended September 30, 2005 from 60.15% for the quarter ended September 30, 2004. The efficiency ratio declined to 59.80% for the nine months ended September 30, 2005 from 61.50% for the nine months ended September 30, 2004. The efficiency ratio improved in both periods as a result of revenue increases outpacing modest expense increases.

On September 15, 2005, the Company’s Board of Directors declared a 5% stock dividend to shareholders of record on September 30, 2005 to be distributed on October 14, 2005. Concurrently, the Company’s Board of Directors declared a cash dividend of 18.5 cents per share payable on October 28, 2005 to shareholders of record on October 17, 2005. The cash dividend will be payable on newly issued stock dividend shares held on the October 17, 2005 record date. The cash dividend is an increase of 0.5 cents from the prior quarter’s dividend of 18.0 cents per share. This is the thirtieth consecutive quarterly dividend to be paid and the twenty-ninth consecutive quarterly increase of 0.5 cents.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	September 30, 2005	December 31, 2004	September 30, 2004
Loans held for sale	$475	$381	$225
Loans receivable	634,011	599,380	579,066
Allowance for loan losses	(8,312)	(8,295)	(8,219)

Net loans	625,699	591,085	570,847
Fed funds sold	—	6,000	6,000
Investments and interest earning deposits	48,045	50,120	55,698
Goodwill	6,640	6,640	6,640
Other assets	50,063	43,041	41,291

Total assets	$730,922	$697,267	$680,701

Deposits	$640,219	$587,278	$588,475
Borrowings	19,525	40,900	29,277
Other liabilities	6,646	8,145	3,908
Stockholders’ equity	64,532	60,944	59,041

Total liabilities and equity	$730,922	$697,267	$680,701

Other Data
At period end:
Nonaccrual loans	$864	$319	$333
Real estate owned	—	—	—

Nonperforming assets	$864	$319	$333
Allowance for loan losses to:
Loans	1.31%	1.38%	1.42%
Nonperforming loans	961.74%	2,603.60%	2,464.73%
Nonperforming assets to total assets	0.12%	0.05%	0.05%
Equity to assets ratio	8.83%	8.74%	8.67%
Book value per share	$10.34	$9.76	$9.52
Tangible book value per share	$9.28	$8.70	$8.45

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income	$11,581	$9,855	$33,309	$28,686
Interest expense	3,026	1,840	8,048	5,174

Net interest income	8,555	8,015	25,261	23,512
Provision for loan losses	210	150	585	510
Noninterest income	1,719	1,531	4,825	4,797
Noninterest expense	6,066	5,742	17,992	17,409

Income before income taxes	3,998	3,654	11,509	10,390
Federal income tax	1,275	1,211	3,725	3,438

Net income	$2,723	$2,443	$7,784	$6,952

Earnings per share:
Basic	$0.440	$0.398	$1.257	$1.108
Diluted	$0.429	$0.387	$1.225	$1.076
Performance Ratios (1):
Net interest margin	5.11%	5.10%	5.09%	5.13%
Efficiency ratio (2)	59.04%	60.15%	59.80%	61.50%
Return on average assets	1.52%	1.45%	1.46%	1.41%
Return on average equity	16.60%	16.53%	16.15%	15.32%
Weighted Average Common Shares Outstanding:
Basic	6,185,075	6,137,306	6,191,990	6,274,105
Diluted	6,344,354	6,319,167	6,352,388	6,458,631

(1)	Ratios are calculated on an annualized basis.

(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.